Conference Call August 6, 2019 Exhibit 99.2

Forward Looking Statements Certain of the statements made in these slides and the accompanying oral presentation are forward looking, including those relating to the benefits of the merger, future management of Neoleukin Therapeutics, following its combination with Aquinox Pharmaceutical, Inc., Neoleukin’s business, the strategy of the combined company, future operations, advancement of its product candidates and product pipeline, clinical development of the combined company’s product candidates, including expectations regarding timing of regulatory submissions and initiation of clinical trials, regulatory requirements for initiation of clinical trials and registration of product candidates, the sufficiency of its cash resources and other statements containing the words “anticipate,” “believe,” “expect,” “may,” “plan,” “project,” “potential,” “will,” “would,” “could,” “continue,” and similar expressions. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: whether results of early clinical trials or preclinical studies will be indicative of the results of future trials, the adequacy of any clinical models, uncertainties associated with regulatory review of clinical trials; our ability to identify or acquire additional clinical candidates, our ability to obtain and maintain regulatory approval for any product candidates and the potential safety, efficacy or clinical utility of or any product candidates, and other factors discussed in the “Risk Factors” section of the Aquinox, Inc.’s report on Form 10-Q for the quarter ended June 30, 2019 as filed with the Securities and Exchange Commission. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. More information about the risks and uncertainties faced by Aquinox is contained in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, and subsequent reports, filed with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Announced August 6, 2019; Close expected on or about August 8, 2019 After giving effect to conversion of preferred shares subject to shareholder vote: 14,784,625 shares to Neoleukin shareholders 38,321,993 total shares outstanding NASDAQ listing expected to change from AQXP to NLTX Post-merger entity will have approximately $65M in cash and cash equivalents, net of transaction-related expenses Aquinox CFO and financial team retained during transition Neoleukin CEO and senior management to lead merged entity Aquinox/Neoleukin Merger

Functional De Novo Proteins: Better Immunotherapies by Design Computational algorithms invented by Daniel-Adriano Silva at UW IPD NL-201: IL-2/IL-15 cytokine mimetic (Neoleukin™) for cancer immunotherapy Discovery published in Nature January 2019 Company formed to advance technology platform and lead asset

Neoleukin Therapeutics: Pioneers in De Novo Protein Design Technology originated at University of Washington’s Institute for Protein Design, led by David Baker, PhD Scientific founders are world leaders in de novo protein design Exclusive license obtained for commercialization of NL-201 and other de novo protein assets Investigating additional Neoleukins for cancer, inflammation, and autoimmunity

The Good and Bad of Interleukin-2 (IL-2) Immunotherapy IL-2 one of the few immunology drugs proven to work as single-agent Stimulates T cells to fight cancer rhIL-2 (Proleukin®) approved for RCC and melanoma Durable remissions in 5-8% of patients Vascular leak syndrome, cytokine storm are frequent side effects Treatment administered in hospital due to significant toxicity Low doses generally insufficient for activity

Off-Target Cells Toxicity & Less Efficacy β ɣ α IL-2 IL-2 Binds Strongly to Non-Target Cells, Causing Toxicity and Limiting Efficacy Effector T Cell Antitumor activity β ɣ IL-2 IL-2

NL-201 Improves on Nature: Designed to Retain Benefits of IL-2 Without Drawbacks No binding to alpha chain No bias toward endothelial cells or T-regulatory cells Potent IL-2 activation Potent IL-15 activation Hyper stable Higher affinity binding than natural protein Dual immune mechanisms activated

Building a NeoleukinTM in 4 Steps Step 1: Develop an accurate structural model of the target Step 2: Identify regions of intermolecular contact Step 3: Design an idealized topology Step 4: Identify optimal amino acid sequence

IL-2/IL-15 Competitive Landscape Other IL-2/IL-15 immunotherapies in development are modified versions of native IL-2 or IL-15 IL-2 modifications often result in less potent, less stable molecules, with some residual binding to the alpha subunit We believe that NL-201 is the only IL-2 agonist specifically designed with no alpha-binding region NL-201 potently agonizes both IL-2 and IL-15, stimulating complementary cancer-fighting pathways

Neoleukins are Hyperstable and Easily Modified Can use with targeting domain to improve biodistribution Able to adjust half-life or tune affinity Can be conditionally activated in the tumor microenvironment Able to withstand extreme conditions Can be modified to make cytokine antagonists for inflammatory and autoimmune diseases

Carl Walkey, Ph.D. Vice President Corporate Development Previous: Postdoctoral Fellow, IPD, UW Daniel-Adriano Silva, Ph.D. Vice President, Head of Research Previous: Translational Investigator, IPD, UW Umut Ulge, M.D., Ph.D. V.P. Translational Medicine Previous: Postdoctoral Fellow, UW Jonathan Drachman, M.D. Chief Executive Officer Previous: CMO, EVP R&D, Seattle Genetics Leadership Team Kamran Alam Interim Chief Financial Officer Previous: CFO Aquinox

Board of Directors Lewis T. Williams, M.D., Ph.D. Director CEO Walking Fish Therapeutics Previous: CEO, FivePrime Therapeutics Todd Simpson Director CFO Seattle Genetics Cantey Boyd Director Managing Director, Baker Brothers Advisors Sarah Noonberg, M.D. Director Previous: CMO, Nohla Therapeutics Sean Nolan Director Previous: CEO, AveXis Jonathan G. Drachman, M.D. Chair of the Board CEO and President, Neoleukin Therapeutics

Merger expected to close on or about August 8th, 2019 Present preclinical data in first half of 2020 Plan to submit IND for NL-201 by end of 2020 Cash and cash equivalents expected to fund operations through 2021 Upcoming Events/Milestones

Improving on nature. Designing for life.